Exhibit 99

Investor Contact:

Media Contact:

Emma Jo Kauffman

Andrea Ewin Turner

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS INCREASED APRIL SALES

GOODLETTSVILLE, Tenn. – May 8, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the April four-week period ended May 2, 2003, equaled $490.3 million compared with $427.2 million last year, an increase of 14.8 percent.  Same-store sales for the April period increased 5.9 percent compared with a 5.5 percent increase in the prior year April period.  The average customer purchase in April was approximately $8.35 compared to $8.30 in the same period last year. Customer transactions in same-stores increased approximately 5.5 percent.

April sales by major merchandise category are as follows:

	FY 2003 Percent of Sales	FY 2002 Percent of Sales	Est. Same-Store Sales Change
Highly Consumable	62%	60%	+9%
Seasonal	17%	15%	+14%
Home Products	12%	14%	-6%
Basic Clothing	9%	11%	-8%

Departments reporting the strongest same-store percentage sales increases for April include the hardware, toys and stationery department, the home cleaning and food department, and the health and beauty aids department.

For the first quarter ended May 2, 2003, Dollar General total retail sales increased 12.9 percent to $1.6 billion from $1.4 billion for the first quarter ended May 3, 2002.  Same-store sales for the first quarter 2003 increased 4.2 percent.  During the quarter, the Company opened 223 new stores and closed seven stores.

Dollar General is scheduled to announce earnings for the first quarter ended May 2, 2003, on Thursday, May 29, 2003.  The Company will host a conference call on Thursday, May 29, 2003, at 10 a.m. EDT to discuss the quarter’s results.  The passcode for the conference call is “Dollar General.”  If you wish to participate, please call (816) 650-0741 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5:00 p.m. EDT on Thursday, June 5, online or by calling (402) 220-2491.  The access number for the replay is #16900513.

May Sales Outlook:

For the four-week May period ending May 30, 2003, the Company expects total sales to increase 12 to 15 percent. Same-store sales are expected to increase four to six percent compared with a same-store sales increase of 9.6 percent in the May period last year.  May sales results will be released on Thursday, June 5, 2003.

Dollar General is a Fortune 500® discount retailer with 6,329 neighborhood stores in 27 states as of May 2, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores;  and the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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